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                                EXHIBIT (c) (4)


                                   BY-LAWS OF
                           MILGRAY ELECTRONICS, INC.


                                   ARTICLE IX

                                INDEMNIFICATION


        Section 1. The corporation shall indemnify its officers and directors to the fullest extent permitted by the New York Business Corporation Law. Without limiting the generality of the preceding sentence, the corporation shall indemnify to the full extent permitted by, and in the manner permissible under, the laws of the State of New York any person made, or threatened to be made, a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he or she or his or her testator or intestate is or was a director or officer of the corporation or any predecessor of the corporation, or served any other enterprise as a director or officer at the request of the corporation or any predecessor corporation.

        Expenses incurred by a director or officer of the corporation in defending a civil or criminal action, suit or proceeding by reason of the fact that he or she was a director or officer of the corporation (or was serving at the corporation's request as a director or officer of another enterprise or corporation) shall be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if and to the extent it shall ultimately be determined that he or she is not entitled to be indemnified by the corporation as authorized by relevant sections of the New York Business Corporation Law.

        The Board of Directors in its discretion shall have the power on behalf of the corporation to indemnify any person, other than a director or officer, made a party to any action, suit or proceeding by reason of the fact that he or she or his or her testator or intestate, is or was an employee or agent of the


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corporation and to pay the expenses incurred by any such person defending such action, suit or proceeding.

        The foregoing rights of indemnification shall not be deemed exclusive of any other rights to which any director or officer may be entitled apart from the provisions of this Article IX.